May 23, 2019

Michael Mulligan
Chairman, Compensation Committee
Appian Corporation
11955 Democracy Drive
Reston, VA 20190

Dear Mike:

I have been informed that, at the recommendation of the Compensation Committee, the Board will be taking into consideration an award to me of an option to purchase 700,000 shares of Appian that will vest only if Appian’s share price rises by two and a half times in the next five years. The structure of the award is such that Appian’s shareholders will see a great benefit if the option vests and I obtain this additional compensation. Indeed, this option grant will mirror, in many ways, the option grant provided to me by the Board in 2016 that called for a tripling of the per-share value of Appian before it vested. As you know, that option grant vested in the summer of 2018.

While I greatly appreciate that structure and the additional compensation, I wanted to inform the Board that it is my intention to donate 100% of the income from this award to charity if and when I am able to exercise the option. I may donate the income from the award directly to a charity or set of charities, or, alternatively, to a foundation established by me to further charitable causes. In either case, the benefits of the award will be felt more generally by Appian’s shareholders and the recipients of the charitable donations rather than myself.

I want to thank the Board for its consideration of the proposed award.

Sincerely,

Matthew Calkins
Chairman & CEO
Appian Corporation